AVATAR

FOR IMMEDIATE RELEASE
Contact : Avatar Holdings Inc.

201 Alhambra Circle

Coral Gables, FL 33134

Juanita I. Kerrigan

(305) 442-7000

AVATAR REPORTS SECOND QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – August 9, 2007 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income of $5,271,000 ($0.55 per share, diluted) on revenues of $81,255,000 for the three months ended June 30, 2007, a decrease of 81% from net income of $27,183,000 ($2.62 per share, diluted) on revenues of $170,689,000 for the three months ended June 30, 2006.

For the six months ended June 30, 2007, Avatar reported net income of $16,379,000 ($1.63 per share, diluted) on revenues of $173,700,000, a decrease of 68% from net income of $51,819,000 ($5.01 per share, diluted) on revenues of $325,903,000 for the same period in 2006.

During the three months ended June 30, 2007, Avatar closed on 222 homes, a 51% decrease from the 456 homes closed during the three months ended June 30, 2006. Dollar volume decreased by 48% to $70,136,000 compared to $134,204,000 for the three months ended June 30, 2006.

During the first six months of 2007, Avatar closed on 452 homes, a 54% decrease from the 972 units closed during the comparable period of 2006. Dollar volume decreased by 45% to $149,738,000, compared to $272,732,000 for the first six months of 2006.

The number of housing contracts signed, net of cancellations, during the three months ended June 30, 2007 declined by 48% to 127, compared to 242 for the three months ended June 30, 2006. The dollar volume of contracts signed declined by 68% compared to the three months ended June 30, 2006, to $26,929,000 compared to $83,074,000.

The number of housing contracts signed, net of cancellations, for the six months ended June 30, 2007 declined by 60% to 269, compared to 670 for the first six months of 2006. The dollar volume of contracts signed declined by 73% compared to the first six months of 2006, to $65,020,000 compared to $239,597,000.

The decline in contracts signed for the first six months of 2007 compared to the first six months of 2006 reflects the accelerated weakening of the market for new residences in the geographic areas where our communities are located.

The number of units in backlog was 366 at June 30, 2007, compared to 1,763 at June 30, 2006. The aggregate dollar volume of our backlog at June 30, 2007 was $104,574,000, compared to $601,345,000 at June 30, 2006.

Due to continued deterioration of market conditions and the increase of speculative inventory at a community in Florida where Avatar and other builders are building homes, during the three months ended March 31, 2007, Avatar evaluated these assets consisting of homes completed or under construction, and recorded an impairment loss of $2,000,000. During the quarter ended June 30, 2007, no indicators of impairment were present, and as a result, no additional impairment losses have been recognized.

Results for the six and three months ended June 30, 2007 include pre-tax income of $7,137,000 on revenues of $9,049,000 and $2,379,000 on revenues of $3,489,000, respectively, from commercial, industrial and other land sales. For the six and three months ended June 30, 2006, results included pre-tax income of $28,189,000 on revenues of $38,946,000 and $20,219,000 on revenues of $30,171,000, respectively, from commercial, industrial and other land sales.

At June 30, 2007, Avatar had cash and cash equivalents of $186,727,000. The Company’s total borrowings are $136,351,000, which includes $119,800,000 of 4.50% Convertible Senior Notes due 2024. Avatar had no amounts outstanding under its $125,000,000 revolving credit facility, except $22,569,000 in letters of credit. Avatar’s book value per share at June 30, 3007 is $63.63.

Avatar continues to manage its assets and its operations for the long-term benefit of its shareholders, including the monetization of commercial and industrial land from its holdings, and the possible sale of certain residential land to bring forward future cash flows from what would otherwise constitute long-term residential developments.

A significant deterioration continues in the markets in which Avatar operates. The number of investor-owned units for sale, the significant tightening of mortgage underwriting standards, the availability of significant discounts and incentives, the difficulty of potential purchasers in selling their existing homes at prices they are willing to accept, and the significant amount of standing inventory continue to adversely affect both the number of homes Avatar has been able to sell and the prices at which they are sold. The level and duration of the downturn cannot currently be predicted. Although Avatar anticipates that these conditions will continue to have an adverse effect on its earnings for the balance of 2007, the Company continues to anticipate that it will be profitable for the year 2007.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult (55 years and older) and primary housing; the level of immigration and in-migration into the areas in which we conduct real estate activities; the level of competition in geographic areas in which we do business; the number of investor and speculator resale homes for sale in our communities and in the geographic areas in which we develop and sell homes; international (in particular Latin America), national and local economic conditions and events, including employment levels, income levels, interest rates, mortgage rates, consumer confidence, the availability and terms of residential mortgage financing and subprime mortgage financing and demand for new and existing housing; Avatar’s access to future financing; geopolitical risks; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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SELECTED FINANCIAL DATA FOR THE SIX MONTHS AND THREE MONTHS ENDED
JUNE 30, 2007 AND 2006
(Unaudited – Dollars in thousands except per share data)

	Six Months		Three Months
	2007	2006	2007	2006
Revenues	$173,700	$325,903	$81,255	$170,689
Income before income taxes	$24,833	$79,418	$7,655	$44,208
Income Tax Expense	$8,454	$27,599	$2,384	$17,025
Net income	$16,379	$51,819	$5,271	$27,183
Basic EPS	$1.98	$6.33	$0.64	$3.32
Diluted EPS	$1.63	$5.01	$0.55	$2.62

Selected Balance Sheet Data

	June 30, 2007	December 31, 2006

Cash and cash equivalents	$186,727	$203,760
Total assets	$725,145	$751,072
Total stockholders’ equity	$527,902	$505,356
Book Value per share	$63.63	$61.68